Exhibit 99.1

XPO Logistics Announces Fourth Quarter and Full Year 2020 Results

Reports double-digit year-over-year growth in revenue and operating income for the fourth quarter

Provides 2021 guidance for 24% to 29% year-over-year growth in adjusted EBITDA to $1.725 billion to $1.8 billion

GREENWICH, Conn. — February 10, 2021 — XPO Logistics, Inc. (NYSE: XPO) today announced its financial results for the fourth quarter 2020. Revenue increased to $4.67 billion, compared with $4.14 billion for the fourth quarter 2019. Net income attributable to common shareholders was $93 million, compared with $96 million for the fourth quarter 2019. Operating income was $228 million, compared with $202 million for the fourth quarter 2019. Diluted earnings per share was $0.91, compared with $0.93 for the fourth quarter 2019.

Adjusted net income attributable to common shareholders, a non-GAAP financial measure, was $121 million for the fourth quarter 2020, compared with $115 million for the same period in 2019. Adjusted diluted earnings per share, a non-GAAP financial measure, was $1.19 for the fourth quarter 2020, compared with $1.12 for the same period in 2019.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, was $449 million for the fourth quarter 2020, compared with $432 million for the same period in 2019.

For the fourth quarter 2020, the company generated $193 million of cash flow from operations and $91 million of free cash flow, a non-GAAP financial measure. For the full year 2020, the company generated cash flow from operations of $885 million and free cash flow of $554 million.

Reconciliations of non-GAAP financial measures used in this release are provided in the attached financial tables.

2021 Guidance

The company issued the following full-year 2021 targets:

•	Adjusted EBITDA of $1.725 billion to $1.8 billion, an increase of 24% to 29% year-over-year;

•	Depreciation and amortization of $780 million to $800 million;

•	Interest expense of $275 million to $285 million;

•	Effective tax rate of 24% to 26%; and

•	Adjusted diluted EPS of $5.10 to $5.85, excluding amortization of acquisition-related intangible assets.*

With respect to 2021 cash flows, the company issued the following targets:

•	Gross capital expenditures of $625 million to $675 million;

•	Net capital expenditures of $475 million to $525 million; and

•	Free cash flow of $600 million to $700 million.

* The company will present adjusted net income and adjusted diluted EPS excluding the amortization of acquisition-related intangible assets, starting with 2021 reporting. In 2021, amortization of acquisition-related intangible assets is estimated to be $145 million.

The company’s 2021 guidance excludes impacts associated with the planned spin-off of the logistics segment previously announced; and assumes 113 million diluted shares outstanding.

CEO Comments

Brad Jacobs, chairman and chief executive officer of XPO Logistics, said, “Our fourth quarter revenue, earnings and free cash flow were all much better than expected. The investments we made in our people and technology in 2020 helped us to generate the highest revenue of any quarter in our history. We also doubled our truck brokerage net revenue year-over-year, and we improved our fourth quarter LTL adjusted operating ratio, excluding real estate gains, for the sixth straight year. The industry’s biggest tailwinds are at our back in 2021 — e-commerce fulfillment and returns, supply chain outsourcing and fast-growing customer demand for our digital capabilities.”

Jacobs continued, “Our 2021 guidance anticipates adjusted EBITDA of $1.725 billion to $1.8 billion, reflecting year-over-year growth of 24% to 29% in each of our segments.”

Liquidity

As of December 31, 2020, the company had access to approximately $3.1 billion of total liquidity, including $2.1 billion of cash and cash equivalents and $1.0 billion of available borrowing capacity.

Fourth Quarter 2020 Results by Segment

•	Transportation: The company’s transportation segment generated revenue of $2.94 billion for the fourth quarter 2020, compared with $2.60 billion for the same period in 2019.

Operating income for the transportation segment was $200 million for the fourth quarter 2020, compared with $173 million for the same period in 2019. Adjusted EBITDA for the segment was $331 million for the quarter, compared with $306 million for the same period in 2019. The increases in operating income and adjusted EBITDA were related primarily to higher profitability in truck brokerage and in LTL, with gains from LTL real estate sales excluded. Segment operating income and adjusted EBITDA for the quarter include a $6 million impact from COVID-related costs.

In North American less-than-truckload (LTL), the fourth quarter operating ratio was 84.9% and the adjusted operating ratio was 83.0%, both of which include the impact of $5 million of COVID-related costs. Excluding gains from sales of real estate, LTL adjusted operating ratio improved 130 basis points year-over-year to 84.5%.

In North American truck brokerage, revenue increased by 75.5% year-over-year to $616 million for the fourth quarter 2020, compared with $351 million for the same period in 2019. Net revenue increased 110.0% year-over-year to $115 million for the quarter, compared with $54 million for the same period in 2019.

•	Logistics: The company’s logistics segment generated revenue of $1.76 billion for the fourth quarter 2020, compared with $1.56 billion for the same period in 2019. Segment revenue growth was led by strong demand from e-commerce and other consumer-related verticals, partially offset by COVID-related impacts.

Logistics segment operating income was $68 million for the fourth quarter 2020, compared with $73 million for the same period in 2019. Adjusted EBITDA was $152 million for the quarter, compared with $163 million for the same period in 2019. The decreases in operating income and adjusted EBITDA were primarily related to a spike in labor costs due to record e-commerce peak demand, as well as start-up costs for new contracts won, partially offset by higher revenue from contracts won in prior periods. Segment operating income and adjusted EBITDA for the fourth quarter 2020 include a $4 million impact from COVID-related costs.

•	Corporate: Corporate expense was $40 million for the fourth quarter 2020, compared with $44 million for the same period in 2019. Adjusted EBITDA was an expense of $34 million for the fourth quarter, compared with an expense of $37 million for the same period in 2019.

Recent Developments

In December 2020, the company announced that it plans to pursue a spin-off of its logistics segment as a separate publicly traded company. If the transaction is completed as planned, it will create two, pure-play industry leaders: the spun-off company will be the second largest contract logistics provider in the world, and the remaining company will be a global provider of less-than-truckload and truck brokerage transportation services. There can be no assurance that a spin-off will occur or, if one does occur, of its terms or timing.

In January 2021, the company completed the previously announced acquisition of the majority of the contract logistics operations of Kuehne + Nagel in the UK and Ireland. The transaction expanded XPO’s logistics network in the UK and Ireland to 248 locations and approximately 31,000 employees.

In January 2021, the company redeemed $1.2 billion of Senior Notes due 2022, using available cash, at a price of 100% of the principal amount plus accrued and unpaid interest.

Full Year 2020 Financial Results

For the full year 2020, the company reported total revenue of $16.25 billion, compared with $16.65 billion for 2019. Net income attributable to common shareholders was $79 million for 2020, compared with $379 million for 2019. Operating income was $391 million for 2020, compared with $821 million for 2019. Diluted earnings per share was $0.78 for 2020, compared with $3.57 for 2019. Adjusted EBITDA for the full year 2020 was $1.4 billion, compared with $1.7 billion for 2019.

Fourth quarter and full-year 2020 net income attributable to common shareholders and diluted EPS include a charge of $22 million related to the conversion of 69,445 shares of the company’s outstanding Series A preferred stock into common stock in the fourth quarter. The conversion charge reduces net income attributable to common shareholders for EPS purposes but does not affect net income.

Conference Call

The company will hold a conference call on Thursday, February 11, 2021, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until March 11, 2021. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13715003.

About XPO Logistics

XPO Logistics, Inc. (NYSE: XPO) provides cutting-edge supply chain solutions to the most successful companies in the world. The company is the second largest contract logistics provider and the second largest freight broker globally, and a top three less-than-truckload provider in North America. XPO uses a highly integrated network of 1,629 locations and over 100,000 employees in 30 countries to help more than 50,000 customers manage their supply chains most efficiently. The company’s corporate headquarters are in Greenwich, Conn., USA, and its European headquarters are in Lyon, France. Visit xpo.com for more information, and connect with XPO on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission ("SEC"), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this release.

XPO’s non-GAAP financial measures for the three and twelve months ended December 31, 2020 and 2019 used in this release include: earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted EBITDA and adjusted EBITDA margin on a consolidated basis and for our transportation and logistics segments as well as EBITDA and adjusted EBITDA for corporate; free cash flow; adjusted net income attributable to common shareholders and adjusted earnings per share (basic and diluted) ("adjusted EPS"); net revenue and net revenue margin for our transportation segment, including net revenue for our North American truck brokerage business; and adjusted operating income, adjusted operating ratio, adjusted EBITDA and adjusted EBITDA margin for our North American less-than-truckload business.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments' core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted net income attributable to common shareholders and adjusted EPS include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, retention awards, and internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO's and each business segment's ongoing performance.

We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We calculate free cash flow as adjusted net cash provided by operating activities, less payment for purchases of property and equipment plus proceeds from sale of property and equipment, with adjusted net cash provided by operating activities defined as net cash provided by operating activities plus cash collected on deferred purchase price receivables. We believe that EBITDA, adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income attributable to common shareholders and adjusted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities. We believe that net revenue and net revenue margin improve the comparability of our operating results from period to period by removing the cost of transportation and services, in particular the cost of fuel, incurred in the reporting period as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio for our North American less-than-truckload business improve the comparability of our operating results from period to period by (i) removing the impact of certain transaction and integration and restructuring costs, as well as amortization expenses and (ii) including the impact of pension income incurred in the reporting period as set out in the attached tables.

With respect to our full year 2021 financial targets for adjusted EBITDA, adjusted diluted EPS and free cash flow, a reconciliation of these non-GAAP measures to the corresponding GAAP measures is not available without unreasonable effort due to the variability and complexity of the reconciling items described above that we exclude from these non-GAAP target measures. The variability of these items may have a significant impact on our future GAAP financial results and, as a result, we are unable to prepare the forward-looking statement of income and statement of cash flows prepared in accordance with GAAP that would be required to produce such a reconciliation.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including the company’s full year 2021 financial targets for adjusted EBITDA, depreciation and amortization, interest expense, effective tax rate, adjusted diluted EPS, gross capital expenditures, net capital expenditures and free cash flow. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target," "trajectory" or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC and the following: economic conditions generally; the severity, magnitude, duration and aftereffects of the COVID-19 pandemic and government responses to the COVID-19 pandemic; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers' demands; our ability to implement our cost and revenue initiatives; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; matters related to our intellectual property rights; fluctuations in currency exchange rates; fuel price and fuel surcharge changes; natural disasters, terrorist attacks or similar incidents; risks and uncertainties regarding the potential timing and expected benefits of the proposed spin-off of our logistics segment, including final approval for the proposed spin-off and the risk that the spin-off may not be completed on the terms or timeline currently contemplated, if at all; the impact of the proposed spin-off on the size and business diversity of our company; the ability of the proposed spin-off to qualify for tax-free treatment for U.S. federal income tax purposes; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; our substantial indebtedness; our ability to raise debt and equity capital; fluctuations in fixed and floating interest rates; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; labor matters, including our ability to manage our subcontractors, and risks associated with labor disputes at our customers and efforts by labor organizations to organize our employees; litigation, including litigation related to alleged misclassification of independent contractors and securities class actions; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; and governmental regulation, including trade compliance laws, as well as changes in international trade policies and tax regimes; governmental or political actions, including the United Kingdom's exit from the European Union; and competition and pricing pressures.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events, except to the extent required by law.

Investor Contact

XPO Logistics, Inc.

Tavio Headley

+1-203-413-4006

tavio.headley@xpo.com

Media Contact
XPO Logistics, Inc.

Joe Checkler

+1-203-423-2098

joe.checkler@xpo.com

XPO Logistics, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$4,665	$4,136	$16,252	$16,648
Cost of transportation and services	2,275	2,031	7,852	8,303
Direct operating expense	1,646	1,455	5,837	5,679
Sales, general and administrative expense	516	448	2,172	1,845
Operating income (1)	228	202	391	821
Other income	(20)	(13)	(79)	(54)
Foreign currency (gain) loss	2	4	(3)	9
Debt extinguishment loss	-	-	-	5
Interest expense	85	74	325	292
Income before income tax provision	161	137	148	569
Income tax provision	33	30	31	129
Net income	128	107	117	440
Net income attributable to noncontrolling interests	(3)	-	(7)	(21)
Net income attributable to XPO	$125	$107	$110	$419

Net income attributable to common shareholders (2) (3)	$93	$96	$79	$379

Basic earnings per share (3)	$1.01	$1.04	$0.87	$3.95
Diluted earnings per share (3)	$0.91	$0.93	$0.78	$3.57

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	92	92	92	96
Diluted weighted-average common shares outstanding	102	103	102	106

(1) Operating income for the three and twelve months ended December 31, 2020 reflects the net impact of direct and incremental COVID-19-related costs of $9 million and $69 million, respectively.

(2) Net income attributable to common shareholders reflects the following items:

Cash paid for conversion of preferred stock (a)	$22	$-	$22	$-
Non-cash allocation of undistributed earnings	9	10	6	37
Preferred dividends	1	1	3	3

(a) The cash paid for conversion of preferred stock is in connection with the conversion of 69,445 shares of the Company's Series A Preferred Stock into the Company's common stock.

(3) The sum of quarterly net income attributable to common shareholders and earnings per share may not equal year-to-date amounts due to differences in the weighted-average number of shares outstanding during the respective periods and because losses are not allocated to the Series A Preferred Stock in calculating earnings per share.

XPO Logistics, Inc.

Consolidated Balance Sheets

(In millions, except per share data)

	December 31,	December 31,
	2020	2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,054	$377
Accounts receivable, net of allowances of $65 and $58, respectively	2,886	2,500
Other current assets	430	465
Total current assets	5,370	3,342
Long-term assets
Property and equipment, net of $2,568 and $2,054 in accumulated depreciation, respectively	2,661	2,704
Operating lease assets	2,278	2,245
Goodwill	4,599	4,450
Identifiable intangible assets, net of $909 and $784 in accumulated amortization, respectively	974	1,092
Other long-term assets	287	295
Total long-term assets	10,799	10,786
Total assets	$16,169	$14,128

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,255	$1,157
Accrued expenses	1,814	1,414
Short-term borrowings and current maturities of long-term debt	1,338	84
Short-term operating lease liabilities	483	468
Other current liabilities	263	135
Total current liabilities	5,153	3,258
Long-term liabilities
Long-term debt	5,369	5,182
Deferred tax liability	371	495
Employee benefit obligations	192	157
Long-term operating lease liabilities	1,795	1,776
Other long-term liabilities	440	364
Total long-term liabilities	8,167	7,974

Stockholders’ equity
Convertible perpetual preferred stock, $0.001 par value; 10 shares authorized; 0.001 and 0.07 of Series A shares issued and outstanding as of December 31, 2020 and 2019, respectively	1	41
Common stock, $0.001 par value; 300 shares authorized; 102 and 92 shares issued and outstanding as of December 31, 2020 and 2019, respectively	-	-
Additional paid-in capital	1,998	2,061
Retained earnings	868	786
Accumulated other comprehensive loss	(158)	(145)
Total stockholders’ equity before noncontrolling interests	2,709	2,743
Noncontrolling interests	140	153
Total equity	2,849	2,896
Total liabilities and equity	$16,169	$14,128

XPO Logistics, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Years Ended
	December 31,
	2020	2019
Operating activities
Net income	$117	$440
Adjustments to reconcile net income to net cash from operating activities
Depreciation, amortization and net lease activity	766	739
Stock compensation expense	59	67
Accretion of debt	21	21
Deferred tax (benefit) expense	(81)	46
Debt extinguishment loss	-	5
Unrealized (gain) loss on foreign currency option and forward contracts	(2)	9
Gains on sales of property and equipment	(92)	(110)
Other	45	21
Changes in assets and liabilities
Accounts receivable	(382)	(67)
Other assets	28	(47)
Accounts payable	69	(120)
Accrued expenses and other liabilities	337	(213)
Net cash provided by operating activities	885	791
Investing activities
Payment for purchases of property and equipment	(526)	(601)
Proceeds from sale of property and equipment	195	252
Cash collected on deferred purchase price receivable	-	186
Other	(26)	2
Net cash used in investing activities	(357)	(161)
Financing activities
Proceeds from issuance of debt	1,155	1,754
Proceeds from borrowings related to securitization program	47	-
Proceeds from borrowings on ABL facility	1,020	1,935
Repayment of borrowings on ABL facility	(820)	(1,935)
Repayment of debt and finance leases	(102)	(867)
Payment for debt issuance costs	(22)	(28)
Purchase of noncontrolling interests	(21)	(258)
Cash paid in connection with preferred stock conversion	(22)	-
Repurchase of common stock	(114)	(1,347)
Payment for tax withholdings for restricted shares	(26)	(14)
Other	41	1
Net cash provided by (used in) financing activities	1,136	(759)
Effect of exchange rates on cash, cash equivalents and restricted cash	14	2
Net increase (decrease) in cash, cash equivalents and restricted cash	1,678	(127)
Cash, cash equivalents and restricted cash, beginning of period	387	514
Cash, cash equivalents and restricted cash, end of period	$2,065	$387

Transportation

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	Change %	2020	2019	Change %
Revenue	$2,938	$2,597	13.1%	$10,199	$10,687	-4.6%
Cost of transportation and services	2,077	1,845	12.6%	7,138	7,559	-5.6%
Direct operating expense	348	301	15.6%	1,303	1,248	4.4%
Sales, general and administrative expense (1)	313	278	12.6%	1,251	1,128	10.9%
Operating income (2)	$200	$173	15.6%	$507	$752	-32.6%
Other income (3)	14	7	100.0%	54	31	74.2%
Total depreciation and amortization	116	113	2.7%	453	447	1.3%
Transaction and integration costs	1	2	-50.0%	21	3	600.0%
Restructuring costs	-	11	-100.0%	24	32	-25.0%
Adjusted EBITDA (4) (5)	$331	$306	8.2%	$1,059	$1,265	-16.3%
Adjusted EBITDA margin (4) (6)	11.3%	11.8%		10.4%	11.8%

(1) Selling, general and administrative expense for the three months ended December 31, 2020 includes salaries and benefits of $179 million, purchased services of $30 million, depreciation and amortization of $54 million and other of $50 million. Selling, general and administrative expense for the three months ended December 31, 2019 includes salaries and benefits of $158 million, purchased services of $23 million, depreciation and amortization of $47 million and other of $50 million.

(2) Operating income for the three and twelve months ended December 31, 2020 reflects the net impact of direct and incremental COVID-19-related costs of $6 million and $40 million, respectively.

(3) Other income consists of pension income.

(4) See the “Non-GAAP Financial Measures” section of the press release.

(5) Adjusted EBITDA is reconciled to Operating income in the table above.

(6) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Transportation

Key Data by Service Offering

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue
North America
Freight Brokerage	$937	$650	$2,706	$2,526
Less-Than-Truckload	923	916	3,575	3,841
Last Mile	246	218	908	873
Managed Transport (1)	91	96	344	496
Total North America	2,197	1,880	7,533	7,736
Europe
Freight Brokerage and Truckload	466	464	1,667	1,857
Less-Than-Truckload	238	232	875	974
Total Europe	704	696	2,542	2,831
Global Forwarding	88	70	300	299
Eliminations	(51)	(49)	(176)	(179)
Total Revenue	$2,938	$2,597	$10,199	$10,687

Net Revenue
North America
Freight Brokerage	$185	$117	$511	$485
Less-Than-Truckload	399	372	1,517	1,555
Last Mile	81	73	317	287
Managed Transport	19	26	84	104
Total North America	684	588	2,429	2,431
Europe	161	148	576	634
Global Forwarding	16	16	56	63
Total Net Revenue (2)	$861	$752	$3,061	$3,128

Net Revenue Margin
North America
Freight Brokerage	19.7%	17.9%	18.9%	19.2%
Less-Than-Truckload	43.2%	40.6%	42.4%	40.5%
Last Mile	32.7%	34.0%	34.9%	32.9%
Managed Transport	20.9%	27.2%	24.3%	20.9%
Total North America	31.1%	31.3%	32.2%	31.4%
Europe	22.9%	21.2%	22.7%	22.4%
Global Forwarding	18.2%	22.4%	18.9%	21.2%
Overall Net Revenue Margin	29.3%	29.0%	30.0%	29.3%

Direct Operating Expense
North America
Freight Brokerage	$28	$22	$99	$91
Less-Than-Truckload	176	138	640	601
Last Mile	27	26	109	93
Managed Transport	15	14	59	60
Total North America	246	200	907	845
Europe	99	99	386	392
Global Forwarding	3	2	10	11
Total Direct Operating Expense	$348	$301	$1,303	$1,248

(1) Within our managed transportation business, to the extent that we are primarily being paid for arranging transportation on behalf of our customer, we generally recognize revenue as the difference between the amount the customer pays us for the service less the amount we are charged by third parties who provide the service.

(2) Net revenue equals Revenue less Cost of transportation and services. See the “Non-GAAP Financial Measures” section of the press release.

Less-Than-Truckload revenue is before intercompany eliminations and includes revenue from the Company’s trailer manufacturing business.

North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	Change %	2020	2019	Change %
Pounds per day (thousands)	70,823	69,690	1.6%	67,725	73,059	-7.3%

Shipments per day	50,375	50,726	-0.7%	48,875	52,079	-6.2%

Average weight per shipment (in pounds)	1,406	1,374	2.3%	1,386	1,403	-1.2%

Gross revenue per shipment	$300.03	$295.70	1.5%	$293.20	$296.90	-1.2%

Gross revenue per hundredweight (including fuel surcharges)	$21.34	$21.52	-0.9%	$21.16	$21.16	0.0%

Gross revenue per hundredweight (excluding fuel surcharges)	$18.82	$18.54	1.5%	$18.63	$18.27	2.0%

Average length of haul (in miles)	834.8	817.7		825.7	811.7

Total average load factor (1)	23,986	23,257	3.1%	24,138	23,312	3.5%

Average age of tractor fleet (years)	4.84	5.07

Number of working days	61.5	61.5		253.0	251.5

(1) Total average load factor equals freight pound miles divided by total linehaul miles.

North American Less-Than-Truckload

Adjusted Operating Ratio and Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	Change %	2020	2019	Change %
Revenue (excluding fuel surcharge revenue)	$806	$777	3.7%	$3,106	$3,259	-4.7%
Fuel surcharge revenue	110	128	-14.1%	433	532	-18.6%
Revenue	916	905	1.2%	3,539	3,791	-6.6%
Salaries, wages and employee benefits	452	436	3.7%	1,748	1,786	-2.1%
Purchased transportation	88	92	-4.3%	334	397	-15.9%
Fuel and fuel-related taxes	48	59	-18.6%	186	264	-29.5%
Other operating expenses	117	101	15.8%	495	471	5.1%
Depreciation and amortization	55	58	-5.2%	224	227	-1.3%
Rents and leases	18	13	38.5%	65	49	32.7%
Operating income (1)	138	146	-5.5%	487	597	-18.4%
Operating ratio (2)	84.9%	83.9%		86.2%	84.3%
Transaction and integration costs	-	-	NM	5	-	NM
Restructuring costs	(1)	-	100.0%	4	3	33.3%
Amortization expense	9	9	0.0%	34	34	0.0%
Other income (3)	10	5	100.0%	43	22	95.5%
Adjusted operating income (4) (7)	$156	$160	-2.5%	$573	$656	-12.7%
Adjusted operating ratio (4) (5) (6)	83.0%	82.3%		83.8%	82.7%
Depreciation expense	46	49	-6.1%	190	193	-1.6%
Other	-	2	-100.0%	1	2	-50.0%
Adjusted EBITDA (4) (7)	$202	$211	-4.3%	$764	$851	-10.2%
Adjusted EBITDA margin (4) (8)	22.1%	23.3%		21.6%	22.4%

NM - Not meaningful.

(1) Operating income for the three and twelve months ended December 31, 2020 reflects the net impact of direct and incremental COVID-19-related costs of $5 million and $30 million, respectively.

(2) Operating ratio is calculated as (1 - (Operating income divided by Revenue)).

(3) Other income primarily consists of pension income.

(4) See the “Non-GAAP Financial Measures” section of the press release.

(5) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)).

(6) Excluding the impact of gains on real estate transactions from both periods, the Adjusted operating ratio decreased by 130 basis points from 85.8% in the fourth quarter of 2019 to 84.5% in the fourth quarter of 2020 and increased by 100 basis points from 85.0% for the year ended December 31, 2019 to 86.0% for the year ended December 31, 2020.

(7) Adjusted operating income and Adjusted EBITDA are reconciled to Operating income in the table above.

(8) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Logistics

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	Change %	2020	2019	Change %
Revenue	$1,761	$1,563	12.7%	$6,182	$6,093	1.5%
Cost of transportation and services	232	217	6.9%	840	875	-4.0%
Direct operating expense	1,298	1,154	12.5%	4,535	4,432	2.3%
Sales, general and administrative expense (1)	163	119	37.0%	667	545	22.4%
Operating income (2)	$68	$73	-6.8%	$140	$241	-41.9%
Other income (3)	7	5	40.0%	27	22	22.7%
Total depreciation and amortization	76	76	0.0%	301	277	8.7%
Transaction and integration costs	-	-	NM	28	-	NM
Restructuring costs	1	9	-88.9%	22	14	57.1%
Adjusted EBITDA (4) (5)	$152	$163	-6.7%	$518	$554	-6.5%
Adjusted EBITDA margin (4) (6)	8.6%	10.4%		8.4%	9.1%

NM - Not meaningful.

(1) Selling, general and administrative expense for the three months ended December 31, 2020 includes salaries and benefits of $89 million, purchased services of $23 million, depreciation and amortization of $23 million and other of $28 million. Selling, general and administrative expense for the three months ended December 31, 2019 includes salaries and benefits of $67 million, purchased services of $15 million, depreciation and amortization of $23 million and other of $14 million.

(2) Operating income for the three and twelve months ended December 31, 2020 reflects the net impact of direct and incremental COVID-19-related costs of $4 million and $28 million, respectively.

(3) Other income consists of pension income.

(4) See the “Non-GAAP Financial Measures” section of the press release.

(5) Adjusted EBITDA is reconciled to Operating income in the table above.

(6) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

Logistics

Key Data by Geography

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Revenue
North America	$663	$640	$2,359	$2,468
Europe	1,098	923	3,823	3,625
Total revenue	$1,761	$1,563	$6,182	$6,093
Gross margin (1)
North America	$48	$58	$163	$229
Europe	183	134	644	557
Total gross margin	$231	$192	$807	$786

Gross margin %
North America	7.2%	9.0%	6.9%	9.3%
Europe	16.7%	14.6%	16.8%	15.4%
Total gross margin %	13.1%	12.3%	13.1%	12.9%

(1) Gross margin equals Revenue less Cost of transportation and services and Direct operating expense.

Corporate

Summary of Sales, General and Administrative Expense

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	Change %	2020	2019	Change %
Sales, general and administrative expense (1)	$40	$44	-9.1%	$256	$172	48.8%
Operating loss	$(40)	$(44)	-9.1%	$(256)	$(172)	48.8%
Other income (expense) (2)	(4)	1	NM	(1)	1	NM
Total depreciation and amortization	2	4	-50.0%	12	15	-20.0%
Transaction and integration costs	6	1	NM	51	2	NM
Restructuring costs	2	1	NM	10	3	NM
Adjusted EBITDA (3) (4)	$(34)	$(37)	-8.1%	$(184)	$(151)	21.9%

NM - Not meaningful.

(1) Selling, general and administrative expense for the three months ended December 31, 2020 includes salaries and benefits of $10 million, purchased services of $20 million, depreciation and amortization of $2 million and other of $8 million. Selling, general and administrative expense for the three months ended December 31, 2019 includes salaries and benefits of $18 million, purchased services of $14 million, depreciation and amortization of $4 million and other of $8 million.

(2) Other income (expense) consists of pension income, foreign currency gain (loss) and other income (expense).

(3) See the “Non-GAAP Financial Measures” section of the press release.

(4) Adjusted EBITDA is reconciled to Operating loss in the table above.

Intersegment eliminations represent intercompany activity between the Company’s reportable segments that is eliminated upon consolidation. The following table summarizes the intersegment eliminations by line item.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue	$(34)	$(24)	$(129)	$(132)
Cost of transportation and services	(34)	(31)	(126)	(131)
Direct operating expense	-	-	(1)	(1)
Sales, general and administrative expense	-	7	(2)	-
Operating income	$-	$-	$-	$-

XPO Logistics, Inc.

Reconciliation of Net Income to Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended December 31,			Years Ended December 31,
	2020	2019	Change %	2020	2019	Change %
Net income attributable to common shareholders (1)	$93	$96	-3.1%	$79	$379	-79.2%
Preferred stock conversion charge (2)	22	-		22	-
Distributed and undistributed net income (1) (3)	10	11		9	40
Net income attributable to noncontrolling interests	3	-		7	21
Net income	128	107	19.6%	117	440	-73.4%
Debt extinguishment loss	-	-		-	5
Interest expense	85	74		325	292
Income tax provision	33	30		31	129
Depreciation and amortization expense	194	193		766	739
Unrealized (gain) loss on foreign currency option and forward contracts	(1)	4		(2)	9
Transaction and integration costs	7	3		100	5
Restructuring costs	3	21		56	49
Adjusted EBITDA (4)	$449	$432	3.9%	$1,393	$1,668	-16.5%
Revenue	$4,665	$4,136	12.8%	$16,252	$16,648	-2.4%
Adjusted EBITDA margin (4) (5)	9.6%	10.4%		8.6%	10.0%

(1) The sum of quarterly net income attributable to common shareholders and distributed and undistributed net income may not equal year-to-date amounts because losses are not allocated to the Series A Preferred Stock.

(2) Relates to the conversion of 69,445 shares of the Company's Series A Preferred Stock.

(3) Relates to the Series A Preferred Stock and is comprised of actual preferred stock dividends and the non-cash allocation of undistributed earnings.

(4) See the “Non-GAAP Financial Measures” section of the press release. Adjusted EBITDA was prepared assuming 100% ownership of XPO Logistics Europe.

(5) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.

XPO Logistics, Inc.

Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Net Income and Adjusted Net Income Per Share

(Unaudited)

(In millions, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
GAAP net income attributable to common shareholders	$93	$96	$79	$379
Preferred stock conversion charge (1)	22	-	22	-
Debt extinguishment loss	-	-	-	5
Unrealized (gain) loss on foreign currency option and forward contracts	(1)	4	(2)	9
Impairment of customer relationship intangibles	-	-	-	6
Transaction and integration costs	7	3	100	5
Restructuring costs	3	21	56	49
Income tax associated with the adjustments above (2)	1	(6)	(35)	(18)
Impact of noncontrolling interests on above adjustments	-	(1)	(1)	(2)
Allocation of undistributed earnings	(4)	(2)	(14)	(5)
Adjusted net income attributable to common shareholders (3)	$121	$115	$205	$428

Adjusted basic earnings per share (3)	$1.32	$1.25	$2.24	$4.46
Adjusted diluted earnings per share (3) (4)	$1.19	$1.12	$2.01	$4.03

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	92	92	92	96
Diluted weighted-average common shares outstanding	102	103	102	106

(1) Relates to the conversion of 69,445 shares of the Company's Series A Preferred Stock.

(2) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$-	$-	$-	$1
Unrealized (gain) loss on foreign currency option and forward contracts	-	1	-	2
Impairment of customer relationship intangibles	-	-	-	2
Transaction and integration costs	(1)	1	22	1
Restructuring costs	-	4	13	12
	$(1)	$6	$35	$18

The income tax rate applied to reconciling items is based on the GAAP annual effective tax rate, excluding discrete items and contribution- and margin-based taxes.

(3) See the “Non-GAAP Financial Measures” section of the press release.

(4) Adjusted EPS includes amortization of acquisition-related intangible assets of $0.25 and $0.96 per diluted share for the fourth quarter and full year 2020, respectively. Adjusted EPS includes amortization of acquisition-related intangible assets of $0.26 and $0.95 per diluted share for the fourth quarter and full year 2019, respectively.

XPO Logistics, Inc.

Other Reconciliations

(Unaudited)

(In millions)

	Three Months Ended December 31,		Years Ended December 31,
	2020	2019	2020	2019
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
Net cash provided by operating activities	$193	$349	$885	$791
Cash collected on deferred purchase price receivable	-	-	-	186
Adjusted net cash provided by operating activities	193	349	885	977
Payment for purchases of property and equipment	(149)	(188)	(526)	(601)
Proceeds from sale of property and equipment	47	60	195	252
Free Cash Flow (1)	$91	$221	$554	$628

	Three Months Ended December 31,
North American Truck Brokerage	2020	2019	Change %
Reconciliation of GAAP Revenue to Net Revenue
Revenue	$616	$351	75.5%
Cost of transportation and services	501	297
Net revenue (1)	$115	$54	110.0%

(1) See the “Non-GAAP Financial Measures” section of the press release.